Exhibit 107

Provention Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.0001 per share	457(c) and 457(h)	2,500,000 shares	(3)	$4.2425	$10,606,250	0.0000927	$983.20
Total Offering Amounts							$10,606,250	$983.20
Total Fee Offsets								$-
Net Fee Due								$983.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes any additional shares of the registrant’s common stock that may be issued pursuant to anti-dilution provisions contained in the Provention Bio, Inc. 2020 Inducement Plan (the “Plan”).
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the registrant’s common stock on The Nasdaq Global Select Market on May 18, 2022.
(3)	This Registration Statement covers an aggregate of 2,500,000 shares of the Registrant’s Common Stock that may be issued pursuant to awards granted or to be granted in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Registrant.